UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number 333-53735


      COPELCO CAPITAL FUNDING CORP. XI, COPELCO CAPITAL FUNDING LLC 98-1,
                      COPELCO CAPITAL FUNDING TRUST 1998-A
      --------------------------------------------------------------------
           (Exact Name of Registrants as specified in their charters)


       700 EAST GATE DRIVE, MOUNT LAUREL, NEW JERSEY 08054 (856) 231-9600
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


                   Class A-1 Lease-Backed Notes, Series 1998-A
                   Class A-2 Lease-Backed Notes, Series 1998-A
                   Class A-3 Lease-Backed Notes, Series 1998-A
                   Class A-4 Lease-Backed Notes, Series 1998-A
                   Class B Lease-Backed Notes, Series 1998-A
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
       ------------------------------------------------------------------
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(I)   [ ]
           Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice date:
       Lease-Backed Notes, Class A-1:   [0]
       Lease-Backed Notes, Class A-2:   [1]
       Lease-Backed Notes, Class A-3:   [1]
       Lease-Backed Notes, Class A-4:   [1]
       Lease-Backed Notes, Class B:     [1]

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Copelco Capital Funding Corp. XI has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: November 19, 1999                       By: /s/ NICHOLAS ANTONACCIO
                                                  ------------------------------
                                                  Name:  Nicholas Antonaccio
                                                  Title: Vice President, Finance

     Pursuant to the requirements of the Securities Exchange Act of 1934 Copelco Capital Funding LLC 98-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: November 19, 1999                       By: /s/ NICHOLAS ANTONACCIO
                                                  ------------------------------
                                                  Name:  Nicholas Antonaccio
                                                  Title: Vice President, Finance

     Pursuant to the requirements of the Securities Exchange Act of 1934 Copelco Capital Funding Trust 1998-A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      By: COPELCO CAPITAL FUNDING TRUST 1998-A


DATE: November 19, 1999                   By: Copelco Capital Funding Corp. XI,
                                              as Administrator


                                              By: /s/ NICHOLAS ANTONACCIO
                                                  -----------------------------
                                                  Name:  Nicholas Antonaccio
                                                  Title: Vice President, Finance